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EXHIBIT 23.3

Consent of Houlihan Lokey Howard & Zukin Financial Advisers, Inc.

        We hereby consent to the inclusion of our fairness opinion, dated May 30, 2002, to the Board of Managers of America First Companies L.L.C. as Appendix C to the Consent Solicitation Statement/Prospectus forming part of the Registration Statement on Form S-4 of America First Apartment Investors, Inc., and to the references to our firm and such opinion under the headings "Summary—Fairness Determination of General Partner," "The Merger—Fairness Determination of the General Partner" and "The Merger—Opinion of the Financial Advisor to the Special Committee" in such Consent Solicitation Statement/Prospectus. In giving this consent, we do not admit that we are within the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Houlihan Lokey Howard & Zukin Financial Advisers, Inc.

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Consent of Houlihan Lokey Howard & Zukin Financial Advisers, Inc.